Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS THIRD QUARTER ENDED SEPTEMBER 30, 2014

Company to Host Quarterly Conference Call at 8:30 A.M. on October 30, 2014

St. Petersburg, FL - October 29, 2014: United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the third quarter ended September 30, 2014.

($ in thousands, except per share and ratios)	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2014	2013	Change	2014	2013	Change
Gross premiums written	$105,065	$83,601	25.7%	$322,986	$274,650	17.6%
Gross premiums earned	$100,851	$80,138	25.8%	$293,085	$224,914	30.3%
Ceded premiums earned	$(35,741)	$(31,317)	14.1%	$(99,757)	$(87,825)	13.6%
Net premiums earned	$65,110	$48,821	33.4%	$193,328	$137,089	41.0%
Total revenues	$68,847	$51,817	32.9%	$204,058	$144,639	41.1%
Earnings before income tax	$13,523	$6,724	101.1%	$46,629	$21,054	121.5%
Net income	$8,640	$4,131	109.2%	$29,619	$12,991	128.0%
Net income per diluted share	$0.41	$0.26	57.7%	$1.50	$0.80	87.5%
Book value per share				$9.16	$6.22	47.3%
Return on average equity, ttm				27.4%	17.4%	10.0 pts
Loss ratio, net[1]	46.3%	52.4%	-6.1 pts	44.8%	50.4%	-5.6 pts
Expense ratio, net[2]	38.5%	39.8%	-1.3 pts	36.5%	39.5%	-3.0 pts
Combined ratio (CR)[3]	84.8%	92.2%	-7.4 pts	81.3%	89.9%	-8.6 pts
Effect of current year catastrophe losses on CR	1.1%	0.3%	0.8 pts	0.5%	2.7%	-2.2 pts
Effect of prior year (favorable) development on CR	(2.4)%	(2.2)%	-0.2 pts	(1.4)%	1.8%	-3.2 pts
Underlying combined ratio[4]	86.1%	94.1%	-8.0 pts	82.2%	85.4%	-3.2 pts

1 Loss ratio, net is calculated as losses and loss adjustment expenses relative to net premiums earned.
2 Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
3 Combined ratio is the sum of the loss ratio, net and expense ratio, net.
4 Underlying combined ratio, a measure that is not based on U.S. generally accepted accounting principles (GAAP), is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

“We’re pleased with the progress we made during the third quarter” said John Forney, President and Chief Executive Officer of UPC Insurance. “Our growth strategy is on track, as evidenced by the Company posting over $100 million in quarterly earned premium for the first time ever and by our licensing during the quarter in four new states. During the quarter, over 70% of our new policies came from outside the state of Florida. We now are licensed in 15 of the 18 states we have targeted in the initial phases of our growth strategy, but are writing in only seven of those states. We look forward to opening these new states in the coming months.”

Quarterly Financial Results

Net income for the quarter was $8.6 million, or $0.41 per diluted share, compared to $4.1 million, or $0.26 per diluted share in the third quarter of 2013. The increase in net income was primarily due to strong growth in gross premiums earned from all states, a decline in ceded premium earned as a percentage of gross premiums earned, and a decline in losses as a percentage of gross premium earned.

The Company's direct gross written premiums increased by $21.5 million, or 25.7%, primarily due to the organic growth in new and renewal business generated in all states, but especially outside of Florida which represented nearly 79% of the total growth in direct written premiums. The quarter-over-quarter growth in gross written premiums by state is shown in the table below.

	Three Months Ended September 30,
Direct Written and Assumed Premium By State	2014	2013	Growth	Growth %
Direct written premium
Florida	$71,270	$66,716	$4,554	6.8%
South Carolina	8,969	6,806	2,163	31.8
Massachusetts	8,759	5,053	3,706	73.3
Rhode Island	5,589	3,779	1,810	47.9
North Carolina	4,493	1,254	3,239	258.3
New Jersey	1,316	63	1,253	1,988.9
Texas	4,802	—	4,802	100.0
Total direct written premium by state	105,198	83,671	21,527	25.7
Assumed premium (1)	(133)	(70)	(63)	90.0
Total gross written premium	$105,065	$83,601	$21,464	25.7%
1 All assumed premiums are written in Florida due to policy assumptions from Citizens.

Losses and loss adjustment expenses increased $4.6 million, or 17.8%, to $30.1 million for the third quarter of 2014 from $25.6 million for the third quarter of 2013 primarily due to the growth of policies in-force.

Policy acquisition costs increased $4.2 million, or 31.8%, to $17.3 million for the third quarter of 2014 from $13.1 million for the third quarter of 2013. These costs vary directly with changes in gross premiums earned.

Operating expenses increased to $3.1 million for the third quarter of 2014, from $2.3 million during the same period of last year due to increases in home inspections, underwriting report costs, licensing costs and systems costs resulting from the Company's ongoing growth and continuing expansion into new states.

General and administrative expenses increased to $4.7 million for the third quarter of 2014, from $4.0 million for the third quarter of 2013 primarily due to increases in personnel costs and professional services related to the Company's growth.

Year-to-Date Financial Results

Net income for the nine months ended September 30, 2014 was $29.6 million, or $1.50 per diluted share, compared to $13.0 million, or $0.80 per diluted share for the same period last year. The increase was driven primarily by continued strong premium growth and a decrease in the ceded reinsurance premium percentage compared to the prior period.

Losses and loss adjustment expenses (LAE) increased to $86.6 million for the third quarter of 2014, from $69.1 million for the same period last year primarily due to the growth of policies in-force.

Policy acquisition costs increased to $48.7 million for the nine months ended September 30, 2014 from $36.6 million for the same period of 2013, or 33.1%. These costs vary directly with changes in gross premiums earned.

Operating expenses increased to $8.5 million for the year from $6.9 million during the same period of last year due to increased costs for home inspections, underwriting reports, licensing costs, and systems costs resulting from the Company's ongoing growth and continuing expansion into new states.

General and administrative expenses increased to $13.4 million for the nine months ended September 30, 2014 from $10.7 million for the same period in 2013 primarily due to an increase in personnel costs related to the Company's continued growth.

Combined Ratio Analysis

The Company's GAAP net combined ratio improved 7.4 points to 84.8% for the three months ended September 30, 2014 compared to 92.2% for the same period in 2013. The Company’s underlying net combined ratio, which excludes losses from catastrophes and all effects of reserve development, improved 8.0 points to 86.1% for the third quarter of 2014 compared to 94.1% for the same period in 2013. Both the net combined and underlying net combined ratios decreased primarily due to a lower gross loss ratio and a lower ceded reinsurance premium percentage for the three months ended September 30, 2014 compared to the same period in 2013.

The Company's GAAP net combined ratio improved 8.6 points to 81.3% for the nine months ended September 30, 2014 compared to 89.9% for the same period in 2013. The Company’s underlying net combined ratio improved 3.2 points to 82.2% for the nine months ended September 30, 2014 compared to 85.4% for the same period in 2013. Both the net combined and underlying combined ratios decreased primarily due to a lower ceded reinsurance premium percentage for the nine months ended September 30, 2014 compared to the same period in 2013.

The calculation of the Company's underlying loss and combined ratios is shown below.

($ in thousands except ratios)	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2014	2013	Change	2014	2013	Change
Net Loss and LAE	$30,140	$25,578	$4,562	$86,605	$69,132	$17,473
% of Gross earned premiums	29.9%	31.9%	-2.0 pts	29.5%	30.7%	-1.2 pts
% of Net earned premiums	46.3%	52.4%	-6.1 pts	44.8%	50.4%	-5.6 pts
Less:
Current year catastrophe losses	$714	$127	$587	$974	$3,722	$(2,748)
Prior year reserve (favorable) development	(1,543)	(1,072)	(471)	(2,708)	2,442	(5,150)
Underlying Loss and LAE*	$30,969	$26,523	$4,446	$88,339	$62,968	$25,371
% of Gross earned premiums	30.7%	33.1%	-2.4 pts	30.1%	28.0%	2.1 pts
% of Net earned premiums	47.6%	54.3%	-6.7 pts	45.7%	45.9%	-0.2 pts
Policy acquisition costs	$17,291	$13,115	$4,176	$48,668	$36,567	$12,101
Operating and underwriting	3,086	2,265	821	8,453	6,944	1,509
General and administrative	4,709	4,034	675	13,394	10,688	2,706
Total Operating Expenses	$25,086	$19,414	$5,672	$70,515	$54,199	$16,316
% of Gross earned premiums	24.9%	24.2%	0.7 pts	24.1%	24.1%	0.0 pts
% of Net earned premiums	38.5%	39.8%	-1.3 pts	36.5%	39.5%	-3.0 pts
Combined Ratio - as % of gross earned premiums	54.8%	56.1%	-1.3 pts	53.6%	54.8%	-1.2 pts
Underlying Combined Ratio - as % of gross earned premiums	55.6%	57.3%	-1.7 pts	54.2%	52.1%	2.1 pts
Combined Ratio - as % of net earned premiums	84.8%	92.2%	-7.4 pts	81.3%	89.9%	-8.6 pts
Underlying Combined Ratio - as % of net earned premiums	86.1%	94.1%	-8.0 pts	82.2%	85.4%	-3.2 pts
* Underlying Loss and LAE is a non-GAAP financial measure and is reconciled above to Net Loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

The Company’s gross underlying loss ratio for the third quarter of 2014 decreased to 30.7% from 33.1% in the third quarter of 2013. The primary driver of this change was favorable frequency and severity trends for the current quarter compared to the same quarter last year. The Company's gross underlying loss ratio for the first nine months of 2014 increased to 30.1% from 28.0% for the first nine months of 2013. This increase was driven primarily by a shift in the mix toward business outside of Florida, where non-catastrophe loss costs as a percentage of earned premium tend to be higher. For the first nine months of 2013, approximately 88% of UPC Insurance's loss and LAE incurred was derived from Florida compared to the current year where approximately 78% of incurred losses came from Florida. The shift in exposure mix impacting our gross underlying loss ratio is being offset by lower reinsurance costs outside Florida as evidenced by the net underlying loss ratio declining from 45.9% for the first nine months of 2013 to 45.7% for the first nine months of 2014.

Reinsurance Costs Decreased as a % of Earned Premium for both the Quarter and Year-to-Date

Excluding the Company's flood business, for which it cedes 100% of the risk of loss, reinsurance costs in the third quarter of 2014 were 32.1% of gross premiums earned compared to 35.9% of gross premiums earned for the third quarter of 2013. Reinsurance costs for the nine months ended September 30, 2014 were 30.8% of gross premiums earned compared to 35.9% for the same period last year.

Investment Portfolio Highlights

UPC Insurance's cash and investment holdings totaled $434.9 million at September 30, 2014 compared to $323.8 million at December 31, 2013. UPC Insurance's cash and investment holdings consist primarily of investments in high-quality money market instruments, U.S. Government and agency securities and high-quality corporate debt. Fixed maturities represented approximately 93.6% of total investments at September 30, 2014 compared to 94.5% at December 31, 2013.

Book Value Analysis

Book value per share increased 38.0% from $6.64 at December 31, 2013, to $9.16 at September 30, 2014 and underlying book value per share increased 36.2% from $6.63 at December 31, 2013 to $9.03 at September 30, 2014. The increase in the Company's book value per share and underlying book value per share was primarily driven by the $54.0 million of equity capital raised during the first quarter of 2014 and the Company's growth in net income. The Company's underlying book value per share growth was impacted by the increase in accumulated other comprehensive income as shown in the table below.

($ in thousands, except for per share data)	September 30,	December 31,
	2014	2013
Book Value per Common Share
Numerator:
Common shareholders' equity	$191,582	$107,587
Denominator:
Total Shares Outstanding	20,905,070	16,209,315
Book Value Per Common Share	$9.16	$6.64

Book Value per Common Share, Excluding the Impact of Accumulated Other Comprehensive Income
Numerator:
Common shareholders' equity	$191,582	$107,587
Accumulated other comprehensive income	2,807	92
Shareholders' Equity, excluding AOCI	$188,775	$107,495
Denominator:
Total Shares Outstanding	20,905,070	16,209,315
Underlying Book Value Per Common Share*	$9.03	$6.63
* Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

Definitions of Non-GAAP Measures

We believe that investors' understanding of UPC Insurance's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Combined ratio excluding the effects of current year catastrophe losses and reserve development (underlying combined ratio) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of current year catastrophe losses on the combined ratio and prior year development on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by current year catastrophe losses, losses from lines in run-off and prior year development. Current year catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. The most direct comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of our business.

Net Loss and LAE excluding the effects of current year catastrophe losses and reserve development (underlying Loss and LAE) is a non-GAAP measure which is computed as the difference between loss and LAE, current year catastrophe losses and prior year reserve development. We use underlying loss and LAE figures to analyze our loss trends that may be impacted by current year catastrophe losses and prior year development on our reserves. As discussed previously, these three items can have a significant impact on our loss trend in a given period. The most direct comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net losses and LAE and does not reflect the overall profitability of our business.

Consolidated net loss ratio excluding the effects of current year catastrophe losses, reserve development (underlying loss ratio) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the consolidated net loss ratio, the effect of current year catastrophe losses on the loss ratio, and the effect of prior year development on the loss ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our consolidated net loss ratio that may be obscured by current year catastrophe losses and prior year development. As discussed previously, these two items can have a significant impact on our consolidated net loss ratio in a given period. The most direct comparable GAAP ratio is our net consolidated Loss and LAE ratio. The underlying loss ratio should not be considered as a substitute for net consolidated loss ratio and does not reflect the overall profitability of our business.

Book value per common share, excluding the impact of accumulated other comprehensive income, is a ratio that uses a non-GAAP measure. It is calculated by dividing common shareholders' equity after excluding accumulated other comprehensive income by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP ratio is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business.

Conference Call Details

Date and Time:    October 30, 2014 - 8:30 A.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:	To listen to the live webcast, please go to www.upcinsurance.com (Investor Relations) and click on the conference call link, or go to: http://upcinsurance.equisolvewebcast.com/q3-2014

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential property and casualty insurance policies using a network of independent agents and a group of wholly owned insurance subsidiaries. United Property & Casualty Insurance Company, the primary operating subsidiary of UPC Insurance, writes and services property and casualty insurance in Florida, Massachusetts, New Jersey, North Carolina, Rhode Island, South Carolina and Texas and is licensed to write in Connecticut, Delaware, Georgia, Louisiana, Maryland, Mississippi, New Hampshire and Virginia. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements in this press release include statements regarding: the impact of our continued growth, and the expansion into other states. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company's marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new Federal and State regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectibility of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K filed on February 24, 2014. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore, appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jrohloff@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Terry Downs
Associate
(212) 836-9615 / tdowns@equityny.com

Consolidated Statements of Comprehensive Income
In thousands, except share and per share amounts

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
REVENUE:
Gross premiums written	$105,065	$83,601	$322,986	$274,650
Increase in gross unearned premiums	(4,214)	(3,463)	(29,901)	(49,736)
Gross premiums earned	100,851	80,138	293,085	224,914
Ceded premiums earned	(35,741)	(31,317)	(99,757)	(87,825)
Net premiums earned	65,110	48,821	193,328	137,089
Net investment income	1,807	1,089	4,891	2,644
Net realized losses	(69)	(38)	(24)	(199)
Other revenue	1,999	1,945	5,863	5,105
Total revenue	$68,847	$51,817	$204,058	$144,639
EXPENSES:
Losses and loss adjustment expenses	30,140	25,578	86,605	69,132
Policy acquisition costs	17,291	13,115	48,668	36,567
Operating expenses	3,086	2,265	8,453	6,944
General and administrative expenses	4,709	4,034	13,394	10,688
Interest expense	98	102	325	255
Total expenses	55,324	45,094	$157,445	$123,586
Income before other income	13,523	6,723	46,613	21,053
Other income	—	1	16	1
Income before income taxes	13,523	6,724	$46,629	$21,054
Provision for income taxes	4,883	2,593	17,010	8,063
Net income	$8,640	$4,131	$29,619	$12,991
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	(1,249)	365	4,401	(4,011)
Reclassification adjustment for net realized investment losses	69	38	24	199
Income tax (expense) benefit related to items of other comprehensive income	456	(156)	(1,710)	1,470
Total comprehensive income	$7,916	$4,378	$32,334	$10,649

Weighted average shares outstanding
Basic	20,745,245	16,129,247	19,658,199	16,091,323
Diluted	20,843,603	16,186,178	19,756,411	16,167,316

Earnings per share
Basic	$0.42	$0.26	$1.51	$0.81
Diluted	$0.41	$0.26	$1.50	$0.80

Dividends declared per share	$0.04	$0.03	$0.12	$0.09

Consolidated Balance Sheets
In thousands

	September 30, 2014	December 31, 2013
ASSETS
Investments available for sale, at fair value:
Fixed maturities	$329,120	$273,024
Equity securities - common and preferred	22,176	15,602
Other long-term investments	300	300
Total investments	$351,596	$288,926
Cash and cash equivalents	83,318	34,888
Accrued investment income	1,847	1,752
Premiums receivable, net	33,945	26,076
Reinsurance recoverable on paid and unpaid losses	3,697	2,426
Prepaid reinsurance premiums	97,243	55,268
Deferred policy acquisition costs	33,764	25,186
Other assets	7,260	6,708
Total Assets	$612,670	$441,230
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$53,413	$47,451
Unearned premiums	223,329	193,428
Reinsurance payable	95,460	39,483
Other liabilities	35,062	38,575
Notes payable	13,824	14,706
Total Liabilities	$421,088	$333,643
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 21,124,554 and 16,421,398 issued; 20,905,070 and 16,209,315 outstanding for 2014 and 2013, respectively	2	2
Additional paid-in capital	81,961	27,800
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	2,807	92
Retained earnings	107,243	80,124
Total Stockholders' Equity	$191,582	$107,587
Total Liabilities and Stockholders' Equity	$612,670	$441,230